Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick Executive Vice President (847) 382-1000	Catherine E. Lawler Investor Relations (847) 671-1177

CTI Industries Corporation Reports Results
for the Third Quarter 2008

FOR IMMEDIATE RELEASE
Tuesday, November 11, 2008

BARRINGTON, IL, November 11, 2008 -- CTI Industries Corporation (NASDAQ Capital Market - CTIB), a manufacturer and marketer of metalized balloons, latex balloons, novelty items, packaging and storage bags and pouches and printed and laminated films, today released financial results for its third quarter and for the nine months ending September 30, 2008. For the quarter, net sales were $11,953,000, compared to net sales for the third quarter 2007 of $8,673,000, an increase of about 38%. The Company had a net income for the quarter of $269,000 compared to a net loss for the same period of 2007 of $(414,000).

Net income per share for the three months ending September 30, 2008 was $0.10 (basic) and $0.09 (diluted), compared to a net loss per share for the three months ending September 30, 2007 of $(0.18) (basic and diluted).

For the nine month period ending September 30, 2008, net revenues were $35,149,000, compared to net revenues for the same period in 2007 of $26,210,000, an increase of 34%. For the nine month period, the Company had net income of $1,033,000, representing net income per share of $0.38 (basic) and $0.35 (diluted), compared to a net loss of $(43,000) for the same period of 2007 which represented a loss per share of $(0.02) (basic and diluted).

Stephen M. Merrick, Chief Financial Officer of the Company, said, “We continued our rapid rate of growth in the third quarter. Growth in our zippered pouch sales represented the most significant component but we also experienced growth in each of our other product lines - foil balloons, latex balloons and commercial films. Our profitability was limited by the significant increases in raw materials costs we experienced through the first three quarters of the year. However, with the recent decline in the market price of oil and latex, we are now beginning to see reductions in our raw materials costs.”

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John Schwan, Chairman of the Company, reported: “In July, the roll-out of the S.C. Johnson & Son, Inc. ZipLoc Vacuum Bag system commenced to retail outlets throughout the United States. This is a product that we are producing for S.C. Johnson & Son, Inc. under a long-term agreement. Much of our increased sales of zippered pouch product during the Third Quarter represents sales of this product.”

In the third quarter, sales of pouch products increased by 138% compared to the third quarter 2007, from $1,581,000 to $3,767,000. Sales of foil balloons were up 14% for the quarter, commercial films up 15% and latex balloons up 19%.

For the nine months gross margins were 23%, down from 24% for the same period of 2007.

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CTI Industries is one of the leading manufacturers and marketers of metallized and latex balloons, develops, produces and markets bags and pouches for storage and packaging applications and produces laminated and printed films for commercial uses. CTI markets its products throughout the United States and in a number of other countries.

This press release may contain forward-looking statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K.

- FINANCIAL HIGHLIGHTS FOLLOW --

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheet

	September 30, 2008	December 31, 2007

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$860,016	$483,112
Accounts receivable, net	6,738,667	5,950,551
Inventories, net	10,742,677	9,700,618
Other current assets	1,425,475	1,666,420
Total current assets	19,766,835	17,800,701

Property, plant and equipment, net	10,568,979	10,096,155
Other assets	1,366,797	1,427,279

Total Assets	$31,702,611	$29,324,135

Liabilities & Stockholders' Equity
Total current liabilities	$16,900,234	$16,483,109
Long term debt, less current maturities	5,376,543	5,167,039
Other liabilities	953,488	1,070,151
Minority interest	12,775	12,534
Stockholders' equity	8,459,571	6,591,302

Total Liabilities & Stockholders' Equity	$31,702,611	$29,324,135

Consolidated Statements of Operations

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$11,952,979	$8,672,726	$35,148,626	$26,210,428
Cost of sales	9,210,708	7,055,243	27,161,791	19,945,862

Gross profit	2,742,271	1,617,483	7,986,835	6,264,566

Operating expenses	2,188,645	1,900,596	6,038,694	5,527,728

Income (loss) from operations.	553,626	(283,113)	1,948,141	736,838

Other income (expense):
Net Interest expense	(242,646)	(348,829)	(799,311)	(976,327)
Other	24,912	72,135	67,123	165,482

Income (loss) before income taxes and minority interest	335,892	(559,807)	1,215,953	(74,007)

Income tax expese (benefit)	66,487	(145,939)	182,326	(31,053)

Income (loss) before minority interest	269,405	(413,868)	1,033,627	(42,954)

Minority interest (loss) income of subsidiary	(24)	(34)	241	(103)

Net income (loss)	$269,429	$(413,834)	$1,033,386	$(42,851)

Basic income (loss) per common and common equivalent shares	$0.10	$(0.18)	$0.38	$(0.02)

Diluted income (loss) per common and common equivalent shares	$0.09	$(0.18)	$0.35	$(0.02)

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	2,799,501	2,339,467	2,747,604	2,275,541

Diluted	2,968,895	2,339,467	2,934,736	2,275,541